Exhibit 99.1

StarGuide Selected Historical Financial Data

     The following selected historical consolidated financial data should be read in conjunction with the StarGuide Digital Networks, Inc. ("StarGuide") consolidated financial statements and related notes and StarGuide's "Management's Discussion and Analysis of Financial Condition and Results of Operations" filed herewith. The consolidated statement of operations data for each of the years ended December 31, 2000, 1999, 1998 and 1997 and the consolidated balance sheet data at December 31, 2000, 1999 and 1998 are derived from the consolidated financial statements of StarGuide, which were audited by KPMG LLP, independent public accountants. Historical results are not necessarily indicative of the results to be expected in the future.

Consolidated Statement of Operations Data:


                                                                   Year Ended December 31,
                                           ------------------------------------------------------------------------
                                              2000            1999          1998            1997          1996
                                            --------         -------       -------         -------       -------
                                                        (in thousands, except per share data)

Revenues..............................      $ 14,419         $13,068       $11,819         $23,977       $20,729
Costs and expenses:
  Cost of revenues....................         9,802           8,128         8,137          14,676        13,567
  Sales and marketing.................         2,742           3,209         2,965           2,823         1,944
  Research and development............         3,111           3,383         2,547           2,770         1,973
  General and administrative..........         5,330           3,087         2,878           3,101         4,498
  Noncash stock compensation
    charges...........................        19,630              --            --              --            --
  Depreciation and amortization.......           824             973         1,267           1,014           750
                                              ------          ------        ------          ------        ------
    Total costs and expenses..........        41,439          18,780        17,794          24,384        22,732
                                              ------          ------        ------          ------        ------
Loss from operations..................       (27,020)         (5,712)       (5,975)           (407)       (2,003)
Other income (expense):
  Equity in losses of affiliated
     joint venture....................        (1,125)         (3,031)       (2,282)         (3,276)       (1,563)
  Interest income and other, net......           300             289            35              40            27
  Interest expense....................           (21)           (547)         (628)           (815)         (380)
  Income tax benefit                              --              --            --              --           356
                                              ------          ------        ------          ------        ------
Net loss..........................          $(27,866)        $(9,001)      $(8,850)        $(4,458)      $(3,563)
                                              ======          ======        ======          ======        ======

Basic and diluted net loss
  per share...........................      $  (0.68)        $ (0.23)      $ (0.27)        $ (0.14)      $ (0.11)
                                              ======          ======        ======          ======        ======
Weighted average number of
  common shares outstanding...........        40,912          39,183        33,372          32,957        32,931
                                              ======          ======        ======         =======        ======



                             Exhibit 99.1 - Page 1

Consolidated Balance Sheet Data:


                                                              As of December 31,
                                          -------------------------------------------------------------

                                            2000          1999        1998          1997        1996
                                            ----          ----        ----          ----        ----
                                                              (in thousands)

Cash and cash equivalents...........     $  2,891      $  2,145       $ 1,876      $   338    $   370
Working capital.....................          918         3,259        (1,691)      (1,529)    (1,823)
Property and equipment, net.........          870           725           959        1,480      1,163
Total assts.........................       11,102        14,062         7,847       10,201     11,713
Long-term debt, net of current
    portion.........................           --         5,000         5,586        6,234      2,083
Shareholders' deficit...............      (11,498)      (14,675)       (5,982)      (5,634)    (1,376)

Management's Discussion and Analysis of Operating Results

Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

     Consolidated revenues for the years ended December 31, 2000 and 1999 were $14,419,000 and $13,068,000 respectively. The increase in revenue includes $3,220,000 related to deliveries under new development, supply, and service agreements with two large broadcasters. This was offset by the completion of a satellite project for an international customer in 1999 that added $1,168,000 of revenue in 1999 but did not contribute any revenue in 2000.

     Cost of revenues for the year ended December 31, 2000 were $9,802,000 compared to $8,128,000 for the year ending December 31, 1999, yielding gross profit margins of 32.1% for 2000 and 37.8% for 1999. Gross profit was adversely affected in 2000 by certain fixed costs related to expanding CoolCast(TM) operations and fulfilling the development, supply, and service agreements.

     Sales and marketing expense for the year ended December 31, 2000 was $2,742,000 or 19.0% of revenues compared to $3,209,000 or 24.6% of revenues for the year ended December 31, 1999. The decline is primarily due to reduced professional consulting fees in 2000 compared to 1999 as a result of performing more of the CoolCast(TM) marketing function in-house in 2000 versus 1999. Sales and marketing expense decreased by approximately $230,000 as a result of a reduction of personnel and not extending related international sales distributor agreements in April 1999.

     Research and development expense was $3,111,000 and $3,383,000 for the years ended December 31 2000 and 1999, respectively. The decrease is primarily due to the completion of certain new product development projects during late 1999.

     General and administrative costs were $5,331,000 for the year ended December 31, 2000, as compared to $3,087,000 for the year ended December 31, 1999. The overall increase is a result of additional administrative and financial personnel and associated operating expenses beginning in mid 1999. The additional personnel were added to prepare for CoolCast(TM) growth and to develop and execute strategic corporate, financial, and operational plans. In addition, legal and patent fees increased $723,000 due to the increased volume of contractual and intellectual property activity, professional fees for audit work increased $161,000, and expenses of $425,000 were incurred as a result of a dispute with an international distributor.

     Noncash stock compensation expense of $18,375,000 was recorded in the first quarter of 2000 related to the issuance of warrants to StarGuide's Chairman and stock purchase rights to a third party to purchase up to 3,899,700 and 346,640 shares of Class B common stock, respectively, at grant prices of less than the fair value of the stock.



                             Exhibit 99.1 - Page 2

The board of directors formally approved issuance of these warrants and stock purchase rights in the first quarter of 2000. In addition, $1,255,000 of noncash stock compensation expense was recorded in the fourth quarter of 2000 related to the issuance of stock options to employees with exercise prices less than the fair value of the stock on the date of grant.

     Depreciation and amortization expense was $824,000 for the year ended December 31, 2000, compared to $973,000 for the year ended December 31, 1999. The decrease is primarily due to some assets becoming fully depreciated. Interest and other income increased $11,000 from $289,000 for the year ended December 31, 1999 to $300,000 for the year ended December 31, 2000. This increase was due to higher cash and cash equivalent balances available for investment in 2000.

     Interest expense was $21,000 for the year ended December 31, 2000 compared to $547,000 for the year ended June 30, 1999. The decrease in interest expense is the result of retirement of debt.

     The loss from joint venture decreased $1,906,000 from $3,031,000 for the year ended December 31, 1999 to $1,125,000 for the year ended December 31, 2000. This decrease was principally due to the impairment of fixed assets of the joint venture during the fourth quarter 1999.

Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

     Consolidated revenues for the years ended December 31, 1999 and 1998, were $13,068,000 and $11,819,000, respectively. Increases were primarily due to the completion of two development and product sales agreements with a large distributor plus $590,000 of CoolCast(TM) revenue during 1999. Cost of revenues for the years ended December 31, 1999 and 1998 were $8,128,000 and $8,137,000, respectively, yielding gross profit margins of 37.8% for 1999 and 31.1% for 1998.

     Sales and marketing expense was $3,209,000 and $2,965,000 for the years ended December 31, 1999 and 1998, respectively. CoolCast(TM) marketing expenses were $824,000 more in 1999 than in 1998 primarily due to increased travel expense and professional consulting fees related to the effort to contract field trials, sign up content providers, and market the CoolCast(TM) business model to potential customers. Other marketing expenses decreased due to not extending the Vice President-Sales employment contract and related international sales distributors agreements in 1999 and other expense reduction efforts.

     Research and development expense for the year ended December 31, 1999 were $3,383,000 compared to $2,547,000 for the year ended December 31, 1998. Research and development expense increased $347,000 due to headcount increases required to support development and product sales agreements and CoolCast(TM) development. CoolCast(TM) development professional fees also increased $387,000, mostly due to space segment lease costs included in 1999 used to further develop the CoolCast(TM) technology.

     General and administrative expense for the year ended December 31, 1999 was $3,087,000 or 23.6% of revenues compared to $2,878,000 or 24.4% of revenues for the year ended December 31, 1998. The increase in expense is due primarily to CoolCast(TM) legal fees of $153,000 in 1999 compared to zero in 1998. These fees were directly related to work on contractual, corporate and patent matters for CoolCast(TM).

     Interest expense for the years ended December 31, 1999 and 1998 was $547,000 and $628,000, respectively. The decrease in interest expense is a result of debt reduction through note payments.

     Equity in losses from joint venture increased from $2,282,000 in 1998 to $3,031,000 in 1999. This increase was primarily the result of the impairment of equipment by Musicam Express in 1999.








                             Exhibit 99.1 - Page 3

Liquidity and Capital Resources

     StarGuide used cash in operating activities of $1.6 million in 1998, generated cash from operating activities of $3.3 million in 1999, and used cash in operating activities of $3.6 million in 2000. Cash flows from operating activities improved during 1999 as compared to 1998 and 2000 primarily because significant development, supply, and service agreements were executed and delivered in 1999 resulting in cash payments during 1999. In addition, $3.5 million was spent on CoolCast(TM) in 2000.

     StarGuide used $1.4 million, $2.1 million, and $1.4 million of cash in 1998, 1999 and 2000, respectively, to purchase property and equipment and invest in the Musicam Express joint venture. Purchases of property and equipment were $0.2 million in 1998 to $0.4 million in 1999, and $0.7 million in 2000. The increase each year was due to purchasing assets for CoolCast(TM) as well as the two significant development, supply, and service agreements executed in 1999. Investments in Musicam Express were $1.2 million in 1998, $1.5 million in 1999, and $0.7 million in 2000. Cash paid to Musicam Express was primarily used by the joint venture to fund operations and pay interest on its debt.

     In December 1998, StarGuide received $8.0 million from the sale of shares of common stock to Scott K. Ginsburg, StarGuide's new Chairman of the board and Chief Executive Officer. The proceeds were used to pay off existing indebtedness and to fund operations.

     In March 2000, StarGuide received $12.2 million from the sale of shares of common stock to investors in a private offering. Approximately $5.7 million of the proceeds were used to pay off existing indebtedness.

     In April 2000, StarGuide executed an agreement with Infinity and Westwood One regarding the acquisition by StarGuide of all of Infinity's and Westwood One's membership interests in Musicam Express. Under the terms of the agreement, StarGuide will issue 693,000 shares of common stock and assume Infinity's and Westwood One's guarantees of $4.8 million of Musicam Express bank debt. In addition, the Company will assume an additional $1.5 million of net liabilities of Musicam Express. The transaction closed in March 2001.














                             Exhibit 99.1 - Page 4